Exhibit 99.1

Investor Relations Contact:

Maria Quillard

Xilinx, Inc.

(408) 879-4988

ir@xilinx.com

XILINX INCREASES QUARTERLY CASH DIVIDEND AND SHARE REPURCHASE PROGRAM

SAN JOSE, CA, APRIL 21, 2005 — Xilinx, Inc. (Nasdaq: XLNX) today announced that its Board of Directors has increased the quarterly cash dividend to $0.07 from $0.05 per share. Stockholders of record on May 11, 2005 will receive $0.07 per share, payable on June 1, 2005.

The Board also approved an additional stock repurchase program whereby Xilinx is authorized to repurchase up to $350 million of its common stock in the open market. During the past four quarters, the Company purchased 4.4 million shares for approximately $135 million. Timing of repurchases and the number of shares of common stock to be purchased is dependent upon prevailing market conditions, share price and other factors. As of April 2, 2005 Xilinx had approximately 350 million common shares outstanding.

“Our business has consistently generated healthy free cash flow. The increase dividend and stock repurchase program demonstrates the confidence we have in our company’s prospects and shows our commitment to returning value to our stockholders,” stated Wim Roelandts, chairman and chief executive officer.

Both programs will be funded using the company’s working capital. As of April 2, 2005, the company had cash, cash equivalents, short-term and long-term investments of approximately $1.6 billion.

This release contains forward-looking statements that are subject to risks and uncertainties.  Actual events and results may differ materially from those in the forward-looking statements and are subject to risks and uncertainties including the continued profitability and ability to generate cash at a rate necessary to continue paying cash dividends or repurchasing stock and other risk factors listed in our most recent Form 10K.

About Xilinx

Xilinx, Inc. (NASDAQ: XLNX) is the worldwide leader of programmable logic solutions. Additional information about Xilinx is available at http://www.xilinx.com.